Chimerix Announces Second Quarter 2014 Financial Results

Management to hold conference call today at 8:30am ET

DURHAM, NC, August 7, 2014 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results and a corporate update for the second quarter 2014.

M. Michelle Berrey, MD, MPH, President, CEO, and CMO, said, "During the second quarter we successfully completed a follow-on offering of common stock. We are now in a strong financial position to fund our research and development programs, including the recently initiated pilot portion of our brincidofovir Phase 3 study to treat life-threatening adenovirus infection in pediatric and adult patients. We were pleased to add to our Board new directors who bring experience in regulatory approvals and commercialization of important medicines.”

Recent Company Highlights

•	Follow-on Offering of Common Stock

In May 2014, the company completed a common stock offering with gross proceeds of $119.4 million. These proceeds are expected to be used primarily to fund the company’s research and development programs and general corporate purposes.

•	Addition of New Directors

In June 2014, five new directors were added to the company’s Board of Directors. Elected as a new class I director was M. Michelle Berrey, M.D., M.P.H., who was named President and CEO of Chimerix in April 2014. Appointed by the Board of Directors to fill vacancies in class II and class III of the Board of Directors were James M. Daly, Catherine L. Gilliss, Ph.D., R.N., FAAN, John M. Leonard, M.D., and C. Patrick Machado. These directors provide Chimerix with extensive experience in the areas of biotechnology and healthcare and a broad range of expertise, which includes research and development, commercial operations and global marketing.

•	Brincidofovir Phase 3 SUPPRESS Trial

Enrollment continues in the Phase 3 SUPPRESS trial of brincidofovir for the prevention of cytomegalovirus (CMV) in adult recipients of hematopoietic cell transplants (HCT), also known as bone marrow transplantation. CMV remains the most common cause of fatal infections in HCT recipients. The company expects to provide pivotal data in the second half of 2015.

•	Brincidofovir Pilot Study for Life-Threatening Adenovirus Infection

The company is enrolling patients in the pilot portion of a Phase 3 AdVise trial to evaluate brincidofovir for the treatment of adenovirus infections in pediatric and adult patients. Data from the pilot portion will guide the design of the pivotal study, which is anticipated to be finalized with the FDA in the second half of 2014. Preliminary data from this pilot study have been accepted as a late breaker oral presentation at the Infectious Diseases Society of America (IDSA) scientific conference on October 11th in Philadelphia.

CHIMERIX, INC.
2505 Meridian Parkway, #340		Tel: (919) 806-1074
Durham, NC 27713	1	Fax: (919) 806-1146

Second Quarter 2014 Financial Results

Chimerix reported a net loss of $11.7 million, or $0.39 per basic and diluted share, for the second quarter of 2014. During the same period in 2013, Chimerix recorded a net loss of $12.5 million, or $0.91 per basic and diluted share.

Revenues for the second quarter of 2014 increased to $0.9 million compared to $0.8 million for the same period in 2013, due to an increase in the second quarter of 2014 in reimbursable expenses associated with Chimerix’s ongoing contract with the Biomedical Advanced Research and Development Authority (BARDA).

Research and development expenses were $8.1 million for the second quarter of 2014, compared to $6.3 million for the same period in 2013. This increase is primarily due to the effect of increased costs related to the ongoing enrollment of the Phase 3 SUPPRESS trial, the pilot portion of the Phase 3 study to treat adenovirus infection, and growth of the company’s clinical, regulatory, and development groups. General and administrative expenses increased to $4.4 million for the second quarter of 2014, compared to $2.2 million for the same period in 2013. The increase is primarily due to a one-time severance-related compensation expense, growth of the company’s corporate infrastructure, and operating as a publicly-traded company.

Loss from operations was $11.6 million for the second quarter of 2014, compared to a loss from operations of $7.7 million for the same period in 2013. The increase is due primarily to an increase in costs related to ongoing Phase 3 trials.

Net interest expense was $138,000 in the second quarter of 2014, compared to $415,000 in the same period in 2013. The decrease is primarily based upon a declining outstanding loan payable principal balance, as the company continued to pay down debt.

For the second quarter of 2014, there were no fair value of warrant charges as all of the company’s outstanding warrants to purchase preferred stock had converted to warrants to purchase common stock upon the completion of the company’s initial public offering in April 2013. For the second quarter of 2013, the company recorded a $4.4 million charge due to the change in the fair value of the company’s outstanding warrants.

Chimerix’s balance sheet at June 30, 2014 included $200.6 million in cash, cash equivalents and short term investments, $7.1 million in debt and approximately 35.4 million outstanding shares of common stock.

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its second quarter 2014 financial results and provide a business update today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 78715943.

CHIMERIX, INC.
2505 Meridian Parkway, #340		Tel: (919) 806-1074
Durham, NC 27713	2	Fax: (919) 806-1146

A live audio webcast of the call will also be available on the Investors section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to brincidofovir (CMX001), a clinical-stage nucleotide analog lipid-conjugate, which has demonstrated potent antiviral activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of CMV in HCT recipients. In addition, Chimerix is enrolling the pilot portion of a Phase 3 study of brincidofovir for treatment of disseminated adenovirus infection. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. For further information, please visit Chimerix’s website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-412

CHIMERIX, INC.
2505 Meridian Parkway, #340		Tel: (919) 806-1074
Durham, NC 27713	3	Fax: (919) 806-1146

CHIMERIX, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$119,601	$109,976
Short-term investments, available-for-sale	80,996	-
Accounts receivable	288	248
Prepaid and other current assets	3,246	2,765
Deferred financing costs, current portion	20	20
Total current assets	204,151	113,009

Property and equipment, net of accumulated depreciation	469	338
Deposits	32	30
Deferred financing costs, less current portion	6	10
Total assets	$204,658	$113,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,055	$2,214
Accrued liabilities	3,553	2,420
Loan payable, current portion	5,610	5,573
Total current liabilities	12,218	10,207

Other long-term liabilities	285	347
Loan payable, less current portion	1,480	4,294
Total liabilities	13,983	14,848

Commitments and Contingencies	-	-

Stockholders’ equity:
Preferred stock	-	-
Common stock	35	26
Additional paid-in capital	375,504	261,243
Accumulated other comprehensive loss	(20)	-
Accumulated deficit	(184,844)	(162,730)
Total stockholders’ equity	190,675	98,539
Total liabilities and stockholders’ equity	$204,658	$113,387

CHIMERIX, INC.
2505 Meridian Parkway, #340		Tel: (919) 806-1074
Durham, NC 27713	4	Fax: (919) 806-1146

CHIMERIX, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Contract revenue	$919	$808	$1,699	$2,579
Total revenues	919	808	1,699	2,579

Operating expenses:
Research and development	8,092	6,276	16,384	13,059
General and administrative	4,423	2,188	7,095	3,725

Loss from operations	(11,596)	(7,656)	(21,780)	(14,205)

Other expense:
Interest expense, net	(138)	(415)	(334)	(771)
Fair value adjustments to warrant liability	-	(4,388)	-	(6,590)

Net loss	(11,734)	(12,459)	(22,114)	(21,566)

Other comprehensive loss:
Unrealized gain (loss) on securities available-for-sale	12	1	(20)	1

Comprehensive loss	$(11,722)	$(12,458)	$(22,134)	$(21,565)
Net loss	(11,734)	(12,459)	(22,114)	(21,566)
Accretion of redeemable covertible preferred stock	-	(8,582)	-	(34,108)
Net loss attributable to common shareholders	$(11,734)	$(21,041)	$(22,114)	$(55,674)
Per share information:
Net loss per common share, basic & diluted	$(0.39)	$(0.91)	$(0.78)	$(4.50)
Weighted-average shares outstanding, basic & diluted	30,111,380	23,067,201	28,446,074	12,360,125

CHIMERIX, INC.
2505 Meridian Parkway, #340		Tel: (919) 806-1074
Durham, NC 27713	5	Fax: (919) 806-1146